Exhibit 99.1

FLOTEK INDUSTRIES, INC. ANNOUNCES THIRD QUARTER 2018 RESULTS

HOUSTON, November 6, 2018 — Flotek Industries, Inc. (“Flotek” or the “Company”) (NYSE: FTK) today announced results for the three and nine months ended September 30, 2018.

“The third quarter showed material improvement over the first half of this year as our full-fluids Prescriptive Chemistry Management® (“PCM®”) business continued to expand, diligent cost cutting measures were furthered and we executed upon the largest single Complex nano-Fluid® (“CnF®”) order in Company history. Additionally, we delivered consolidated incremental adjusted EBITDA margins of 51% sequentially in the third quarter, in sharp contrast to our disappointing start to the year. As we committed to in the last quarter, our leadership team continues to make steady progress toward increasing our profitability,” said John Chisholm, Flotek’s Chairman, President and Chief Executive Officer.

“During the quarter, domestic shale operators generally reduced activity. At the same time, they increased their focus on understanding mechanical limitations of proppant loading and lateral lengths to optimize completion techniques and reservoir performance, which we believe play into Flotek’s reservoir-centric chemistry offering. Further, as operators prioritize capital efficiency to deliver positive free cash flow, Flotek is providing value-added chemistry technology that delivers higher production at a variety of price points. Meanwhile, there has been increased direct operator interaction as we help address significant reservoir challenges by fine-tuning fluid systems through our chemistry applications. Additionally, we are aligning with service companies that have taken an approach to differentiate themselves through chemistry technology and in turn, can benefit from greater horsepower efficiencies in proppant delivery.

“Impacting Florida Chemical, which is our Consumer and Industrial Chemistry Technologies (“CICT”) segment, global citrus markets remained in a state of undersupply during the quarter relative to historical averages. However, the potential for greater crop yields points to the prospect of relief from the inflationary cost environment of the last couple of years. There has been a considerable increase in consumer demand for natural flavors and fragrances, leading to growing market opportunities for our high-margin compounds.”

Key accomplishments during the quarter include some of the updates below:

•

Cash Selling, General and Administrative (“SG&A”) expense in 3Q 2018 is now reduced by a run-rate of $28.0 million from our 4Q 2016 reference point, as another $2.8 million annually was removed from the prior quarter.

•

Identified further structural cost saving opportunities within logistics, information technology systems and other administrative processes which will drive greater operational efficiencies going forward.

•

PCM® platform – providing full-service, value-added fluids systems customized for the unique complexities of our clients’ reservoirs – grew sequentially and now represents a majority of the domestic Energy Chemistry Technologies (“ECT”) business.

•

Our Global Research & Innovation Center is receiving meaningfully increased inbound client engagements related to reservoir challenges that have emerged over the past two years, namely frac hits, lower child well production, cost-effective remediation solutions and managing recycled water, all against a backdrop of driving capital efficiency improvements.

•	Domestic ECT revenue held relatively flat, sequentially.

•	Despite lower revenue in our CICT segment, it was able to expand adjusted EBITDA modestly compared to the second quarter.

•	Demand for tailored, high-margin flavor and fragrance offerings are beginning to show a steady increase as we expected into year end and 2019.

•	Completed the upgrade to our Enterprise Resource Planning (“ERP”) system.

“Flotek remains focused on expanding our client base, better serving the needs of challenging and evolving industries, and solidifying new and segmented channels to market with technologically superior chemistry solutions. At the same time, we are continuing to reduce our cash and non-cash costs, and we will diligently manage our balance sheet to realize working capital benefits to drive positive operating cash flow,” stated Mr. Chisholm.

3Q Financial Snapshot

•	Revenue of $71.0 million for 3Q 2018 increased 20.1% compared to 2Q 2018 and decreased 10.7% compared to 3Q 2017.

•	Cash SG&A of $12.4 million for 3Q 2018 (excluding stock compensation expense of $2.2 million) decreased 5.3% compared to 2Q 2018 and decreased 25.2% compared to 3Q 2017.

•	Net income (loss) of ($3.9) million for 3Q 2018, compared to ($75.0) million for 2Q 2018 and net loss from continuing operations of ($3.4) million for 3Q 2017.

•	GAAP earnings (loss) per share (“EPS”) of ($0.07) for 3Q 2018, compared to ($1.30) for 2Q 2018 and EPS from continuing operations of ($0.06) for 3Q 2017.

•	Adjusted EPS of ($0.06) for 3Q 2018, compared to ($0.34) for 2Q 2018 and adjusted EPS from continuing operations of ($0.06) for 3Q 2017.

•

Adjusted EPS for 3Q 2018 excludes an after tax charge of $0.4 million, or $0.01 per share, related to a loss on sale of business and deferred tax asset valuation allowance. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

•	Adjusted EBITDA, a non-GAAP measure, of $2.0 million for 3Q 2018, compared to ($4.0) million in 2Q 2018 and $3.3 million in 3Q 2017, a $6.0 million sequential improvement.

•

Free cash flow (operating cash flow less capital expenditures) of ($6.2) million for 3Q 2018, compared to ($8.7) million for 2Q 2018 and $6.8 million for 3Q 2017. This was primarily due to working capital investments of $6.5 million as our Days Sales Outstanding (“DSOs”) increased, due to the growth of our foreign revenues which carry longer payment terms compared to our domestic revenue.

•	Net debt position of $51.6 million at end of 3Q 2018 increased from $46.0 million at end of 2Q 2018, principally due to an increase in DSOs. We are striving to reduce net debt by year end.

(Please refer to GAAP reconciliation tables in this release)

Third Quarter 2018 Results

For the three months ended September 30, 2018, Flotek reported revenue of $71.0 million, an increase of $11.9 million, or 20.1%, compared to the second quarter 2018. Revenue decreased of $8.5 million, or 10.7%, compared to the same period of 2017.

On a GAAP basis, Flotek reported net loss for the three months ended September 30, 2018 of $3.9 million, an increase of $0.5 million compared to net loss from continuing operations of $3.4 million in the same period of 2017. Net loss decreased $71.1 million compared to net loss of $75.0 million in the second quarter 2018. Flotek reported net loss per share (fully diluted) for the three months ended September 30, 2018 of $0.07 compared to net loss per share from continuing operations of $0.06 in the same period 2017.

Excluding select items totaling $0.4 million, net of tax, or $0.01 per share, adjusted EPS was ($0.06) for the three months ended September 30, 2018, compared to adjusted EPS from continuing operations of ($0.06) for the three months ended September 30, 2017. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended September 30, 2018, was ($0.6) million, compared to $0.2 million for the three months ended September 30, 2017. Adjusted EBITDA for the three months ended September 30, 2018, which excludes select items, was $2.0 million compared to adjusted EBITDA of $3.3 million and ($4.0) million for the three months ended September 30, 2017 and June 30, 2018, respectively. Management believes that adjusted EBITDA provides useful information to investors to assess and understand operating performance and cash flows. (See our Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings at the conclusion of this release.)

A summary income statement reflecting third quarter results can be found at the conclusion of this release, as well as GAAP reconciliation tables.

Third Quarter 2018 – Segment Highlights

	3Q 2018	2Q 2018	% Change		3Q 2017	% Change
Energy Chemistry Technologies (“ECT”)
Revenue	$53.7 million	$39.5 million	35.8%		$61.2 million	(12.2%)
Income From Operations	$3.9 million	($0.7) million	622.8%		$6.9 million	(42.9%)
Adj. EBITDA	$8.2 million	$4.2 million	95.5%		$11.7 million	(30.0%)
Adj. EBITDA Margin	15.3%	10.6%	467	bps	19.2%	(390)	bps

Consumer and Industrial Chemistry Technologies (“CICT”)
Revenue	$17.3 million	$19.5 million	(11.6%)		$18.3 million	(5.5%)
Income From Operations	$0.9 million	$0.6 million	34.0%		$1.0 million	(12.9%)
Adj. EBITDA	$1.6 million	$1.5 million	3.4%		$1.9 million	(14.5%)
Adj. EBITDA Margin	9.2%	7.9%	133	bps	10.2%	(97	) bps

*	Percentages may be different when calculated due to rounding.
**	Segment adj. EBITDA excludes stock based compensation, loss on sale of assets, R&I allocations and select items.
***	2Q 2018 ECT Income From Operations adjusted for impairment of goodwill.

Energy Chemistry Technologies Highlights (“ECT”):

•	Third quarter revenue increased 35.8% sequentially to $53.7 million, and decreased 12.2% year-over-year.

•	Revenue increased sequentially due to international CnF® sales and PCM® activity.

•	Third quarter adjusted EBITDA margins increased 4.7 percentage points sequentially to 15.3% and decreased 3.9 percentage points year-over-year.

•	The sequential increase in adjusted EBITDA was driven by higher international revenue and continued increase in PCM® activity.

•	Third quarter incremental operating income margins increased 33.0% sequentially.

•	Four new patents were granted during the third quarter 2018.

Consumer and Industrial Chemistry Technologies Highlights (“CICT”):

•	Third quarter revenue decreased 11.6% sequentially to $17.3 million, and decreased 5.5% year-over-year.

•	Revenue decreased sequentially due to lower terpene sales, partially offset by an increase in flavor and fragrance and Japan.

•	Third quarter adjusted EBITDA margins increased by 1.3 percentage points sequentially to 9.2% and decreased 1.0 percentage points year-over year.

•	Third quarter adjusted EBITDA margins increased sequentially despite lower revenues due to higher mix of flavor and fragrance sales, and increased internal terpene consumption.

•	Current focus on expanding varietal offerings through investment in non-thermal extraction capabilities.

•	During the fourth quarter, realized the largest weekly sales order bookings year-to-date, providing visibility into 2019.

Balance Sheet and Liquidity

Net Debt increased $5.6 million from $46.0 million at second quarter end to $51.6 million at third quarter end, and increased $16.0 million year-over-year from $35.6 million at third quarter end 2017. Working capital requirements were $6.5 million for the third quarter 2018, as DSOs expanded primarily due to international revenue growth. Total liquidity, including cash balances, at quarter end was $17.0 million. The balance on our credit facility as of September 30, 2018 was $53.4 million, compared to $49.1 million at second quarter end 2018. We expect a positive cash benefit from working capital in the fourth quarter.

Flotek Outlook

In commenting about Flotek’s outlook, Mr. Chisholm added, “As many of our peers and clients have already reported, fourth quarter domestic completion activity will contract for the energy industry. However, based on what we have seen to date this quarter, we expect that our fourth quarter domestic ECT revenue will be up sequentially from the third quarter, while our international ECT revenue will decline due to the timing and lumpiness of large orders. As a result, we believe that our total ECT revenue will decline in the high-single digit percentage range, sequentially, in the fourth quarter.

“Within CICT, there are a number of high-margin flavor orders that we expect to occur through year end and into 2019. As such, we anticipate revenues to be up mid-to-high single digits sequentially with adjusted EBITDA margins expanding by a few percentage points in the segment.

“While we have exceeded our initial expectations on cost reductions, we continue to reduce our cash and non-cash costs across the board. We have put into place further initiatives to drive lower fixed costs and greater operational efficiencies across the organization which should begin to reflect as early as the end of this year as we continue to focus on improved cash flow.”

Conference Call and Presentation Details

Flotek will host a conference call on Wednesday, November 7, at 9:00 AM CT (10:00 AM ET) to discuss its operating results for the three and nine months ended September 30, 2018. To participate in the call, participants should dial 800-771-7943 approximately 5 minutes prior to the start of the call. In conjunction with this release, Flotek has also released a supplemental earnings presentation. Both the call and the supplemental earnings presentation can be accessed from Flotek’s website at www.flotekind.com.

About Flotek Industries, Inc.

Flotek develops and delivers prescriptive chemistry-based technology, including specialty chemicals, to clients in the energy, consumer industrials and food & beverage industries. Flotek’s inspired chemists draw from the power of bio-derived solvents to deliver solutions that enhance energy production, cleaning products, foods & beverages and fragrances. In the oil and gas sector, Flotek serves major and independent energy producers and oilfield service companies, both domestic and international. Flotek Industries, Inc. is a publicly traded company headquartered in Houston, Texas, and its common shares are traded on the New York Stock Exchange under the ticker symbol “FTK.” For additional information, please visit Flotek’s web site at www.flotekind.com.

Forward-Looking Statements

Certain statements set forth in this Press Release constitute forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding Flotek Industries, Inc.’s business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements in this Press Release.

Although forward-looking statements in this Press Release reflect the good faith judgment of management, such statements can only be based on facts and factors currently known to management. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Factors that could cause or contribute to such differences in results and outcomes include, but are not limited to, demand for oil and natural gas drilling services in the areas and markets in which the Company operates, competition, obsolescence of products and services, the Company’s ability to obtain financing to support its operations, environmental and other casualty risks, and the impact of government regulation.

Further information about the risks and uncertainties that may impact the Company are set forth in the Company’s most recent filings on Form 10-K (including without limitation in the “Risk Factors” Section), and in the Company’s other SEC filings and publicly available documents. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this Press Release. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this Press Release.

Flotek Industries, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	September 30, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$1,829	$4,584
Accounts receivable, net of allowance for doubtful accounts of $841 and $733 at September 30, 2018 and December 31, 2017, respectively	55,473	46,018
Inventories, net	93,161	75,759
Income taxes receivable	2,441	2,826
Other current assets	7,797	8,737

Total current assets	160,701	137,924
Property and equipment, net	65,094	68,835
Goodwill	19,480	56,660
Deferred tax assets, net	—	12,713
Other intangible assets, net	47,538	48,231
Other long-term assets	489	527
Assets held for sale	—	4,998

TOTAL ASSETS	$293,302	$329,888

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$30,428	$22,048
Accrued liabilities	14,004	14,589
Interest payable	6	43
Current portion of long-term debt	53,402	27,950

Total current liabilities	97,840	64,630
Deferred tax liabilities, net	2,646	—

Total liabilities	100,486	64,630

Commitments and contingencies
Equity:
Preferred stock, $0.0001 par value, 100,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value, 80,000,000 shares authorized; 62,102,875 shares issued and 57,026,176 shares outstanding at September 30, 2018; 60,622,986 shares issued and 56,755,293 shares outstanding at December 31, 2017	6	6
Additional paid-in capital	343,048	336,067
Accumulated other comprehensive income (loss)	(960)	(884)
Retained earnings (accumulated deficit)	(116,124)	(37,225)
Treasury stock, at cost; 3,584,300 and 3,621,435 shares at September 30, 2018 and December 31, 2017, respectively	(33,155)	(33,064)

Flotek Industries, Inc. stockholders’ equity	192,815	264,900
Noncontrolling interests	1	358

Total equity	192,816	265,258

TOTAL LIABILITIES AND EQUITY	$293,302	$329,888

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(in thousands, except per share data)		(in thousands, except per share data)
Revenue	$70,989	$79,458	$190,591	$244,589
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	54,083	57,191	146,522	167,389
Corporate general and administrative	7,476	10,346	24,634	33,773
Segment selling and administrative	7,126	9,277	21,123	28,972
Depreciation and amortization	2,957	3,067	8,984	9,091
Research and development	2,511	2,691	8,537	9,940
Loss (gain) on disposal of long-lived assets	58	(11)	119	401
Impairment of goodwill	—	—	37,180	—

Total costs and expenses	74,211	82,561	247,099	249,566

Loss from operations	(3,222)	(3,103)	(56,508)	(4,977)

Other (expense) income:
Interest expense	(746)	(574)	(1,902)	(1,718)
Loss on sale of business	(360)	—	(360)	—
Loss on write-down of assets held for sale	—	—	(2,580)	—
Other income (expense), net	69	273	(2,348)	664

Total other expense	(1,037)	(301)	(7,190)	(1,054)

Loss before income taxes	(4,259)	(3,404)	(63,698)	(6,031)
Income tax benefit (expense)	327	(17)	(15,558)	746

Loss from continuing operations	(3,932)	(3,421)	(79,256)	(5,285)
Income (loss) from discontinued operations, net of tax	—	319	—	(13,621)

Net loss	(3,932)	(3,102)	(79,256)	(18,906)
Net loss attributable to noncontrolling interests	—	—	357	—

Net loss attributable to Flotek Industries, Inc. (Flotek)	$(3,932)	$(3,102)	$(78,899)	$(18,906)

Amounts attributable to Flotek shareholders:
Loss from continuing operations	$(3,932)	$(3,421)	$(78,899)	$(5,285)
Income (loss) from discontinued operations, net of tax	—	319	—	(13,621)

Net loss attributable to Flotek	$(3,932)	$(3,102)	$(78,899)	$(18,906)

Basic earnings (loss) per common share:
Continuing operations	$(0.07)	$(0.06)	$(1.36)	$(0.09)
Discontinued operations, net of tax	—	0.01	—	(0.24)

Basic earnings (loss) per common share	$(0.07)	$(0.05)	$(1.36)	$(0.33)

Diluted earnings (loss) per common share:
Continuing operations	$(0.07)	$(0.06)	$(1.36)	$(0.09)
Discontinued operations, net of tax	—	0.01	—	(0.24)

Diluted earnings (loss) per common share	$(0.07)	$(0.05)	$(1.36)	$(0.33)

Weighted average common shares:
Weighted average common shares used in computing basic earnings (loss) per common share	58,319	57,602	57,820	57,709
Weighted average common shares used in computing diluted earnings (loss) per common share	58,319	57,602	57,820	57,709

Flotek Industries, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended
	9/30/2018	9/30/2017
Cash flows from operating activities:
Net loss attributable to Flotek Industries, Inc. (Flotek)	$(78,899)	$(18,906)
Loss from discontinued operations, net of tax	—	(13,621)

Loss from continuing operations	(78,899)	(5,285)
Adjustments to reconcile loss from continuing operations to net cash (used in) provided by operating activities:
Depreciation and amortization	8,984	9,091
Amortization of deferred financing costs	294	376
Provision for excess and obsolete inventory	1,817	390
Impairment of goodwill	37,180	—
Loss on sale of business	360	—
Loss on write-down of assets held for sale	2,580	—
Loss on sale of assets	119	401
Stock compensation expense	6,570	9,679
Deferred income tax provision (benefit)	15,359	(8,290)
Reduction in tax benefit related to share-based awards	312	915
Changes in current assets and liabilities:
Accounts receivable, net	(9,512)	(8,704)
Inventories, net	(19,276)	(12,603)
Income taxes receivable	58	9,254
Other current assets	1,779	12,649
Accounts payable	8,493	(8,262)
Accrued liabilities	(82)	1,561
Interest payable	(37)	6

Net cash (used in) provided by operating activities	(23,901)	1,178

Cash flows from investing activities:
Capital expenditures	(4,561)	(6,155)
Proceeds from sales of businesses	1,665	18,490
Proceeds from sale of assets	361	321
Purchase of patents and other intangible assets	(1,500)	(817)

Net cash (used in) provided by investing activities	(4,035)	11,839

Cash flows from financing activities:
Repayments of indebtedness	—	(9,833)
Borrowings on revolving credit facility	213,612	310,021
Repayments on revolving credit facility	(188,160)	(307,998)
Debt issuance costs	(98)	(106)
Purchase of treasury stock related to share-based awards	(91)	(1,500)
Proceeds from sale of common stock	341	530
Repurchase of common stock	—	(4,174)
Proceeds from exercise of stock options	—	21
Loss from noncontrolling interest	(357)	—

Net cash provided by (used in) financing activities	25,247	(13,039)

Discontinued operations:
Net cash used in operating activities	—	(695)
Net cash provided by investing activities	—	708

Net cash flows provided by discontinued operations	—	13

Effect of changes in exchange rates on cash and cash equivalents	(66)	128

Net (decrease) increase in cash and cash equivalents	(2,755)	119
Cash and cash equivalents at the beginning of period	4,584	4,823

Cash and cash equivalents at the end of period	$1,829	$4,942

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands, except per share data)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted Net Income (Loss) (Non-GAAP)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(in thousands, except per share data)
Income (Loss) from Continuing Operations (GAAP)	$(3,932)	$(3,421)	$(78,899)	$(5,285)
Deferred Tax Asset Valuation Allowance	158	—	21,779	—
Select Items Impacting Earnings, net of tax	284	—	33,793	1,194
Adjusted Net Income (Loss) (Non-GAAP)	$(3,490)	$(3,421)	$(23,327)	$(4,091)

Weighted Average Shares Outstanding (Fully Diluted)	58,319	57,602	57,820	57,709

Adjusted Earnings (Loss) Per Share (Fully Diluted)	$(0.06)	$(0.06)	$(0.40)	$(0.07)

Select Items Impacting Earnings

Executive Retirement:
Stock Compensation Expense	$—	$—	$—	$887
Cash Payments	—	—	—	950
Loss on Sale of Business	360	—	360	—
Inventory Write-down	—	—	1,000	—
Impairment of Goodwill	—	—	37,180	—
Loss on Write-down of Assets Held For Sale	—	—	2,580	—
Discontinuation of Corporate Projects	—	—	1,220	—
Expenses Relating to Closing of Business Venture	—	—	436	—

Total Select Items	360	—	42,776	1,837
Less income tax effect at 21% for 2018 and 35% for 2017	(76)	—	(8,983)	(643)

Select Items Impacting Earnings, net of tax	$284	$—	$33,793	$1,194

*

Management believes that adjusted Net Income for the three and nine months ended September 30, 2018, and September 30, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands)

GAAP Income (Loss) from Continuing Operations and Reconciliation to Adjusted EBITDA (Non-GAAP)

	Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(in thousands)
Income (Loss) from Continuing Operations (GAAP)	$(3,932)	$(3,421)	$(78,899)	$(5,285)
Interest Expense	746	574	1,902	1,718
Income Tax (Benefit) Expense	(327)	17	15,558	(746)
Depreciation and Amortization	2,957	3,067	8,984	9,091

EBITDA (Non-GAAP)	$(556)	$237	$(52,455)	$4,778

Stock Compensation Expense	2,185	3,026	6,570	9,679
Loss (Gain) on Sale of Assets	58	(11)	119	401
Loss on Sale of Business	360	—	360	—
Inventory Write-down	—	—	1,000	—
Impairment of Goodwill	—	—	37,180	—
Loss on Write-down of Assets Held For Sale	—	—	2,580	—
Discontinuation of Corporate Projects	—	—	1,220	—
Expenses Relating to Closing of Business Venture	—	—	436	—
Cash Executive Retirement Expense	—	—	—	950

Adjusted EBITDA (Non-GAAP)	$2,047	$3,252	$(2,990)	$15,808

*

Management believes that adjusted EBITDA for the three and nine months ended September 30, 2018, and September 30, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management views the expenses noted above to be outside of the Company’s normal operating results. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Flotek Industries, Inc.

Unaudited Reconciliation of Non-GAAP Items and Non-Cash Items Impacting Earnings

(in thousands)

GAAP Segment Net Income and Reconciliation to Segment Adjusted EBITDA (Non-GAAP)

	Energy Chemistry Technologies				Consumer and Industrial Chemistry Technologies
	Three Months Ended		Nine Months Ended		Three Months Ended		Nine Months Ended
	9/30/2018	9/30/2017	9/30/2018	9/30/2017	9/30/2018	9/30/2017	9/30/2018	9/30/2017
	(in thousands)				(in thousands)
Segment Net Income (GAAP)	$3,920	$6,867	$(34,175)	$24,715	$858	$985	$3,937	$5,906
Interest Expense (a)	—	—	—	—	—	—	—	—
Income Tax Expense (a)	—	—	—	—	—	—	—	—
Depreciation and Amortization	1,734	1,863	5,300	5,507	699	590	2,049	1,752

Segment EBITDA (Non-GAAP)	$5,654	$8,730	$(28,875)	$30,222	$1,557	$1,575	$5,986	$7,658

Stock Compensation Expense	153	441	559	1,510	(128)	171	—	462
R&I Allocation	2,350	2,575	8,054	9,594	161	116	483	346
Loss on Sale of Assets	57	(5)	119	407	—	—	—	—
Inventory Write-down	—	—	1,000	—	—	—	—	—
Impairment of Goodwill	—	—	37,180	—	—	—	—	—

Segment Adjusted EBITDA (Non-GAAP)	$8,214	$11,741	$18,037	$41,733	$1,590	$1,862	$6,469	$8,466

(a)	Interest Expense and Tax Expense are recorded at the Corporate level and not allocated to segments.

*

Management believes that adjusted EBITDA for the three and nine months ended September 30, 2018, and September 30, 2017, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods. Management analyzes operating results without the impact of the above items as an indicator of performance, to identify underlying trends in the business and cash flow from continuing operations, and to establish operational goals.

Investor Inquiries, contact:

Matthew Marietta

Executive Vice President

Finance & Corporate Development

E: MMarietta@flotekind.com

P: (713) 726-9911

Media Inquiries, contact:

Danielle Allen

Senior Vice President

Global Communications & Technology Commercialization

E: DAllen@flotekind.com

P: (713) 726-5322

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